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                                                                    Exhibit 10.7

                                                                         9-18-03

                               SUBLEASE AGREEMENT


     This Sublease Agreement (this "Sublease") is made and entered into as of this 18th day of September, 2003, by and between U.S. BANCORP, a Delaware corporation ("Landlord"), and U.S. BANCORP PIPER JAFFRAY INC. a Delaware corporation ("Tenant").

                                    RECITALS

     A. Landlord (as successor-in-interest to U.S. Bancorp Piper Jaffray Companies Inc., successor-in-interest to Piper Jaffray Companies Inc.), as tenant, and MN Nicollet Mall, L.L.C., a Delaware corporation (successor-in-interest to EOP-Nicollet Mall, L.L.C., successor-in-interest to CPP 800 Nicollet Mall LLC, successor-in-interest to Ryan 800, LLC) ("Prime Landlord"), as landlord, are parties to that certain Lease Agreement dated March 3, 1998, for space which contains, or shall contain pursuant to the terms of the Prime Lease (as hereinafter defined), approximately 711,641 square feet of Rentable Area (the "Prime Lease Premises") on the first through the 13th Floors and the 15th through the 24th Floors of the building commonly known as U.S. Bancorp Center, at 800 Nicollet Mall, Minneapolis, Minnesota (the "Building"), which Lease Agreement has been previously amended (including, without limitation, letters exercising expansion rights) by the First Amendment dated as of May 18, 1998 (the "First Amendment"), the Second Amendment dated as of July 29, 1999 (the "Second Amendment"), the Lease Amendment, Indemnification and Joint Defense Agreement dated as of
September 24, 1999 (the "Indemnification Agreement"), the Supplemental Amendment Regarding Expansion Space dated as of September 29, 1999 (the "Supplemental Amendment"), the Third Amendment to Lease dated as of November 22, 1999 (the "Third Amendment"), the Fourth Amendment to Lease dated as of November 24, 1999 (the "Fourth Amendment"), the Fifth Amendment to Lease dated as of May 8, 2001 (the "Fifth Amendment"), the Sixth Amendment to Lease dated as of August 8, 2001 (the "Sixth Amendment"), the Seventh Amendment to Lease dated as of May 28, 2002 (the "Seventh Amendment"), the Eighth
Amendment to Lease dated as of December 30, 2002 (the "Eighth Amendment"), the Ninth Amendment to Lease dated as of March 27, 2003 (the "Ninth Amendment"), and the Tenth Amendment to Lease dated as of April 14, 2003 (the "Tenth Amendment") (said Lease Agreement, together with the First Amendment, the Second Amendment, the Indemnification Agreement, the Supplemental Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, and the Tenth Amendment, are hereinafter collectively referred to as the "Prime Lease").

     B. Landlord owns all of the outstanding stock of Tenant, and Landlord and Tenant together occupied and used the Prime Lease Premises under the Prime Lease.

     C. Landlord will sell or transfer all of the outstanding stock of Tenant to third parties in a pending transaction (the "Spin-off Transaction").

     D. In connection with Landlord's sale of its interest in Tenant, Landlord and Tenant wish to divide the Prime Lease Premises so that they have separately demised space within the Prime Lease Premises, in accordance with the provisions of this Sublease.

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     E.   Landlord desires to sublease a portion of the Prime Lease Premises to
Tenant, and Tenant desires to take the same from Landlord, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises to be subleased, the mutual covenants and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

                                    AGREEMENT

     1. RECITALS. The above Recitals are incorporated herein as if fully set forth herein.

     2. CAPITALIZED TERMS. Terms used herein but not defined herein shall have the meanings ascribed to them in the Prime Lease.

     3. SUBLEASED PREMISES AND TENANT'S PROPORTIONATE SHARE. Landlord hereby subleases unto Tenant, and Tenant hereby takes from Landlord, those certain premises (the "Subleased Premises") comprised of approximately 319,584 square feet of Rentable Area of the Prime Lease Premises, which Subleased Premises are depicted by Floor and the Rentable Area of each Floor within the Subleased Premises on EXHIBIT B attached hereto and made a part hereof. "Tenant's Proportionate Share" will be the percentage determined by dividing the Rentable Area of the Subleased Premises by the Rentable Area of the Prime Lease Premises, while "Landlord's Proportionate Share" will be the percentage determined by dividing the Rentable Area of the portions of the Prime Lease Premises other than the Subleased Premises by the Rentable Area of the Prime Lease Premises. As of the date hereof, the Rentable Area of the Prime Lease Premises is approximately 711,641 square feet. The Rentable Area of the Subleased Premises (other than any additional Subleased Premises added pursuant to Sections 3.1, 3.2, 3.3 or 3.5) will be calculated for all purposes (including, without limitation, for payment of Base Rent and Additional Rent) in accordance with the definition of "Rentable Area" applicable to the Initial Premises under the Prime Lease. At the request of either Landlord or Tenant, the parties shall cause the Prime Lease Premises and Subleased Premises to be remeasured in accordance with the definitions of Rentable Area respectively applicable thereto as aforesaid.

          3.1 TENANT'S RIGHTS TO EXPAND THE PREMISES UNDER THE PRIME LEASE. Tenant shall have rights to increase the Rentable Area of the Subleased Premises in connection with the Expansion Rights under Section 8 of the Prime Lease in accordance with the provisions of this Section 3.1. With respect to each of the Third Expansion Option, the Fourth Expansion Option and the Fifth Expansion Option under the Prime Lease as set forth in the Supplemental Amendment, Tenant shall have the right (the "Prime Lease Expansion Right(s)") to increase the Rentable Area of the Subleased Premises (and, thus, the Prime Lease Premises) by one (1) full Floor of the eligible space covered by each such Expansion Option. Tenant may (but shall not be obligated to) exercise the Prime Lease Expansion Right(s) as follows: no later than sixty (60) days prior to the last day on which the applicable Expansion Option may be exercised pursuant to the Prime Lease, Tenant may give Landlord notice ("Tenant's Preliminary Expansion Notice") of (a) Tenant's exercise of the applicable Prime Lease Expansion Right, or
     (b) Tenant's

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     desire to attempt to directly lease the portion of the applicable Expansion
     Space allocated to Tenant pursuant to this Section 3.1 directly from Prime Landlord. If Tenant gives Tenant's Preliminary Expansion Notice and elects to proceed under clause (a) above with respect to a particular Prime Lease Expansion Right, then (1) not later than forty-five (45) days prior to the last day on which the applicable Expansion Option may be exercised pursuant to the Prime Lease, Landlord shall notify Tenant whether or not Landlord intends to exercise the applicable Expansion Option with respect to the second Floor eligible for exercise under such Expansion Option (in addition to that to be subleased by Tenant pursuant to this Section 3.1), and in the event Landlord does not intend to do so, Tenant shall have the right (but not the obligation) to exercise the applicable Prime Lease Expansion Right with respect to both Floors eligible for exercise under such Expansion Option by providing Landlord notice thereof within fifteen (15) days after receipt of such notice from Landlord, (m) Landlord shall exercise the applicable Expansion Option with respect to the applicable Expansion Space within the time period required therefor under the Prime Lease, and (n) Tenant shall provide the letter of credit required under Section 3.7 as required therein. If Tenant gives Tenant's Preliminary Expansion Notice and elects to proceed under clause (b) above with respect to a particular Prime Lease Expansion Right, then (y) Tenant's rights with respect to the particular Prime Lease Expansion Right (but not any subsequent Prime Lease Expansion Right) shall be null and void, and (z) neither Landlord nor any Affiliate of Landlord shall exercise the applicable Expansion Option with respect to the Expansion Space allocated to Tenant pursuant to this Section
     3.1 or, for a period of two (2) years following the giving of Tenant's Preliminary Expansion Notice, otherwise negotiate for any lease or occupancy agreement with respect to all or any portion of such space. If Tenant does not give Tenant's Preliminary Expansion Notice with respect to any particular Expansion Option, Tenant's rights with respect to the particular Prime Lease Expansion Right (but not any subsequent Prime Lease Expansion Right) shall be null and void, and Landlord thereafter may (but shall not be obligated to) exercise the applicable Expansion Option as to the entire applicable Expansion Space. If both Landlord and Tenant elect to take an additional Floor with respect to a particular Expansion Option, Landlord shall have the right to select which of the Floors covered by such Expansion Option it shall occupy. Any subleasing pursuant to this Section
     3.1 shall be effective as of the effective date of the applicable Expansion Option under the Prime Lease. Upon Tenant's exercise of any Prime Lease Expansion Rights pursuant to this Section 3.1, Landlord and Tenant shall execute and deliver to each other amendments to this Sublease memorializing any increase in the Rentable Area of the Subleased Premises. In the event of an increase in the area of the Subleased Premises pursuant to this
     Section 3.1, Tenant's subleasing thereof shall be on the terms and conditions of this Sublease (including the balance of the Sublease Term and Tenant's obligation to pay Rent with respect thereto), except that Tenant shall pay Landlord with respect thereto Base Rent in the amounts from time to time that Landlord is required to pay with respect thereto pursuant to the Prime Lease, and, as between Landlord and Tenant, Tenant shall accept the additional Subleased Premises in it "as is" condition on such effective date (provided that the foregoing shall not be construed to limit Prime Landlord's obligations with respect to the applicable Expansion Space pursuant to the Prime Lease, including, without limitation, Landlord's obligations under Section 8.5 of the Prime Lease with respect thereto). Landlord shall

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     not exercise any of the Expansion Options under the Prime Lease in a manner inconsistent with this Section 3.1 and other terms and conditions of this Sublease, and shall timely exercise the applicable Expansion Options in a manner consistent with any exercise by Tenant of the Prime Lease Expansion Rights under this Section 3.1.

          3.2 TENANT'S RIGHTS TO EXPAND UNDER THIS SUBLEASE (FLOOR 15). Without limitation to Tenant's rights under Sections 3.1 above and 3.3 below, Tenant shall have the right (the "Floor 15 Expansion Right") to expand the area of the Subleased Premises by the entirety of the Rentable Areas of Floor 15 of the Building (the "Floor 15 Expansion Space"), subject to the provisions of this Section 3.3. In order to exercise the Floor 15 Expansion Right, Tenant must give Landlord notice of exercise no later than December 31, 2004. If Tenant does not timely give such notice, then Tenant's rights with respect to the Floor 15 Expansion Right shall be null, void, and of no force or effect. Landlord shall deliver possession of the Floor 15 Expansion Space to Tenant within one hundred twenty (120) days after such notice of exercise from Tenant. Landlord shall provide Tenant not less than ten (10) days' notice prior to Landlord's delivery of the Floor 15 Expansion Space to Tenant. Tenant's subleasing of the Floor 15 Expansion Space shall be effective on the date of such delivery and shall be on the terms and conditions of this Sublease (including the balance of the Sublease Term and Tenant's obligations to pay Rent with respect thereto), except that Tenant shall pay Landlord Base Rent with respect to the Floor 15 Expansion Space at the rate equal to the rate of Base Rent that Landlord is required to pay from time to time under the Prime Lease for such space. As between Landlord and Tenant, Tenant shall accept the Floor 15 Expansion Space in its "as is" condition on such date of delivery, except that prior to such delivery, Landlord shall remove all personal property and trade fixtures from the Floor 15 Expansion Space and cause the Floor 15 Expansion Space to be delivered in a "broom clean" condition. At the request of either Landlord or Tenant, both Landlord and Tenant shall execute and deliver to each other an amendment to this Sublease confirming the addition of the Floor 15 Expansion Space to the Sublease and stating the Base Rent for the Floor 15 Expansion Space.

          3.3 TENANT'S RIGHTS TO EXPAND UNDER THIS SUBLEASE (FLOOR 16). Without limitation to Tenant's rights under Sections 3.1 and 3.2 above, Tenant shall have the right (the "Floor 16 Expansion Right") to expand the area of the Subleased Premises by the entirety of the Rentable Area of Floor 16 of the Building (the "Floor 16 Expansion Space"), subject to the provisions of this Section 3.2. In order to exercise the Floor 16 Expansion Right, Tenant must give Landlord notice of exercise no later than June 30, 2005. If Tenant does not timely give such notice, then Tenant's rights with respect to the Floor 16 Expansion Right shall be null, void, and of no force or effect. Landlord shall deliver possession of the Floor 16 Expansion Space to Tenant on July 1, 2006 (provided that Tenant shall have the right in its discretion to accelerate such delivery date to a date not earlier than December 31, 2004 by providing notice thereof to Landlord not less than one hundred twenty (120) days' prior to Tenant's desired date of delivery), and such space shall become part of the Subleased Premises as of such date, and shall remain part of the Subleased Premises for the remainder of the Sublease Term. Landlord shall provide Tenant not less than ten (10) days' notice prior to Landlord's delivery of the Floor 16 Expansion Space to Tenant. Tenant's subleasing of the Floor 16 Expansion

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     Space shall be effective on the date of such delivery and shall be on the terms and conditions of this Sublease (including the balance of the Sublease Term and Tenant's obligations to pay Rent with respect thereto), except that Tenant shall pay Landlord Base Rent with respect to the Floor 16 Expansion Space at the rate equal to the rate of Base Rent that Landlord is required to pay from time to time under the Prime Lease for such space. As between Landlord and Tenant, Tenant shall accept the Floor 16 Expansion Space in its "as is" condition on such date of delivery, except that prior to such delivery, Landlord shall remove all personal property and trade fixtures from the Floor 16 Expansion Space and cause the Floor 16 Expansion Space to be delivered in a "broom clean" condition. At the request of either Landlord or Tenant, both Landlord and Tenant shall execute and deliver to each other an amendment to this Sublease confirming the addition of the Floor 16 Expansion Space to the Subleased Premises and stating the Base Rent for the Floor 16 Expansion Space.

          3.4 REDUCTION RIGHTS. Landlord and Tenant shall have rights to reduce the Rentable Area of the Prime Lease Premises (in Landlord's case) and the Subleased Premises (in Tenant's case), pursuant to Section 10 of the Prime Lease, as amended by Section 15 of the Supplemental Amendment, in accordance with the provisions of this Section 3.4. Landlord shall be entitled to reduce the area of the Prime Lease Premises by an amount equal to Landlord's Proportionate Share of the eligible space covered by each Reduction Option, and Tenant shall be entitled to reduce the area of the Subleased Premises by an amount equal to Tenant's Proportionate Share of the eligible space covered by each Reduction Option; provided, however, Landlord may exercise the Reduction Option only as to the Prime Lease Premises other than the Subleased Premises, Tenant may exercise its reduction rights only as to the Subleased Premises, and Tenant may not exercise its reduction rights as to any portion of the Subleased Premises on Floor 8 of the Building, the UPS Space, the Generator Spaces or the MPOP Space. If Tenant elects to exercise any reduction right as provided in this
     Section 3.4 as to any portion of the Subleased Premises, then Tenant will give Landlord notice ("Tenant's Preliminary Reduction Notice")(such notice to describe with particularity the space covered thereby) of such exercise no later than 90 days prior to the last day on which the applicable Reduction Option may be exercised pursuant to the Prime Lease. On or before the later to occur of (y) 15 days after Landlord receives Tenant's Preliminary Reduction Notice, or (z) 75 days prior to the last day on which the applicable Reduction Option may be exercised pursuant to the Prime Lease, Landlord shall give Tenant notice ("Landlord's Preliminary Reduction Notice") of earlier or both of the following: (a) Landlord's election to terminate this Sublease only as to any of the space covered by Tenant's Preliminary Reduction Notice which Landlord desires to occupy, and/or (b) a description with particularity of any portion of the Prime Lease Premises (other than any portion of the Subleased Premises) as to which Landlord desires to exercise its reduction right pursuant to this Section 3.4; provided, however, if Landlord does not elect to exercise either (a) or (b) above, Landlord shall notify Tenant as such in Landlord's Preliminary Reduction Notice. Within 15 days after Tenant receives Landlord's Preliminary Reduction Notice, Tenant shall have a one-time right (but not the obligation) to notify Landlord (y) of Tenant's election, subject to
     Section 3.7 and the last sentence of Section 3.6 of this Sublease, to sublease any portion of the Prime Leased Premises as to which Landlord desires to reduce under clause (b) above as provided in Landlord's

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     Preliminary Reduction Notice, and/or (z) exercising Tenant's reduction option pursuant to this Section 3.4 as to such additional portion of the Subleased Premises as shall be equivalent in size to any net remaining portion of the Landlord's Proportionate Share of space which is eligible for reduction pursuant to this Section 3.4 but is not so exercised by the Landlord (considering, without limitation, any portion of the Subleased Premises, recaptured by Landlord as aforesaid). Any reduction, termination or subleasing pursuant to this Section 3.4 shall be effective as of the effective date of the applicable Reduction Option under the Prime Lease. Upon Landlord's or Tenant's exercise of any reduction option or other rights pursuant to this Section 3.4, Landlord and Tenant shall execute and deliver to each other amendments to this Sublease memorializing any increase or reduction of the Rentable Area of the Subleased Premises and releasing Landlord and Tenant from all rent, liabilities, and obligations under this Sublease related to such reduced space from and after the effective date of such reduction. In the event of an increase in the area of the Subleased Premises, Tenant's leasing thereof shall be on the terms and conditions of this Sublease (including the balance of the Sublease Term and Tenant's obligations to pay Rent with respect thereto), except that Tenant shall pay Landlord with respect thereto Base Rent in the amounts from time to time that Landlord is required to pay with respect thereto pursuant to the Prime Lease. As between Landlord and Tenant, Tenant and Landlord, as the case may be, shall each accept any additional space subleased by Tenant or any space recaptured by Landlord pursuant to this
     Section 3.4 in its "as is" condition on such effective date, except that prior to such delivery, the surrendering party shall remove all personal property and trade fixtures from the applicable space and cause the applicable space to be delivered in a "broom clean" condition. Landlord shall not exercise any of the Reduction Options under the Prime Lease in a manner inconsistent with this Section 3.4 and other terms and conditions of this Sublease, and shall timely exercise the applicable Reduction Options in a manner consistent with the parties' exercise of their rights under this Section 3.4. Subject to the other provisions of this Section 3.4, Landlord and Tenant shall reasonably cooperate in the exercise of their respective rights under this Section 3.4 so as to maximize the amount of space which is eligible for reduction pursuant to the applicable Reduction Option.

          3.5 RIGHTS OF FIRST OFFER. Tenant shall have no right to exercise the First Offer Right under the Prime Lease; provided, however, Landlord will deliver to Tenant within five (5) days after receipt all notices Landlord receives pursuant to Article 9 of the Prime Lease. Tenant will have a re-occurring right of first offer with respect to any space which Landlord desires to sublease to third parties from time to time during the Sublease Term, except to the extent such Sublease (a) would constitute an "Affiliated Transfer" pursuant to Section 2.2 of the Prime Lease, (b) covers five thousand (5,000) square feet of Rentable Area or less, or (c) is entered into in connection with a sublease to an entity to whom Landlord has sold a discreet, identified business unit of Landlord or an Affiliate of Landlord. Prior to entering into or marketing for any such sublease, Landlord shall notify Tenant that Landlord desires to so sublease, which notice from Landlord shall contain a description of the applicable space and the proposed commencement date and expiration date of such proposed subleasing. Tenant may exercise its first offer right by notice given within thirty (30) days after receipt of Landlord's notice. In the event Tenant exercises such first offer right, Tenant's subleasing of the applicable space will be on the same terms and conditions as this Sublease (including Tenant's obligations to pay Rent

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     with respect thereto), except that the Base Rent with respect to such space will be at the rate payable by Landlord from time to time under the Prime Lease with respect to such space, the term of this Sublease with respect to such space shall commence on the date proposed by Landlord in such notice and shall end on the earlier to occur of (a) the expiration date proposed by Landlord in such notice, or (b) the expiration or earlier termination of the Sublease Term, and, as between Landlord and Tenant, Tenant would accept such space in its "as is" condition (except that prior to delivery of such space to Tenant, Landlord shall remove all personal property and trade fixtures from the applicable space and cause the applicable space to be delivered in a "broom clean" condition). Upon Tenant's exercise of its right of first offer pursuant to this Section 3.5, Landlord and Tenant shall execute and deliver to each other amendments to this Sublease memorializing the increase in the Rentable Area of the Subleased Premises and the term of this Sublease with respect thereto. If Tenant elects not to exercise such right, Landlord shall be free to sublease the applicable space covered by Landlord's notice as aforesaid free from Tenant's first offer right, except that such election shall not waive or extinguish Tenant's rights or Landlord's obligations under this Section 3.5 with respect to any subsequent proposed subleasing by Landlord.

          3.6 RIGHTS INDEPENDENT. Tenant's rights under Sections 3.1, 3.2, 3.3, 3.4 and 3.5 are independent of each other and each shall apply notwithstanding any previous exercise of any other such right by Tenant; provided, however, Tenant shall not have the right to exercise its rights under both (a) Section 3.1 of this Sublease with respect to the Third Expansion Option only, and (b) Section 3.4 of this Sublease, so as to increase the Rentable Area of the Subleased Premises by more than two (2) full floors of the Building.

          3.7   SECURITY DEPOSIT.

                (a) In the event Tenant subleases any additional space pursuant to Sections 3.1 or 3.4 of this Sublease, then not later than five (5) days prior to the date the applicable space is delivered to Tenant, Tenant shall provide Landlord and maintain throughout the remainder of the Sublease Term a stand-by irrevocable letter of credit (the "Letter of Credit") in the Letter of Credit Amount (defined below) as security for the performance of Tenant's obligations under the Lease. The Letter of Credit shall provide for partial draws by Landlord in accordance with this Section 3.7, shall name Landlord as beneficiary, shall have a term of not less than one (1) year expiring on a December 31, shall be issued by a financial institution reasonably acceptable to Landlord, and shall otherwise be in a form reasonably acceptable to Landlord. Upon the occurrence of an Event of Default (as defined in Section 12.1) by Tenant, Landlord shall be entitled to draw on the Letter of Credit in the amount reasonably necessary to cure such Event of Default or to pay any damages and expenses associated therewith and which shall be payable by Tenant pursuant to Section 12.1. Within fifteen (15) days after notice from Landlord of any such draw, Tenant shall cause the Letter of Credit to be amended to the then-current Letter of Credit Amount. Within thirty
          (30) days after the expiration or earlier termination of this Lease, Landlord shall surrender the Letter of Credit or any amounts held as deposit pursuant to this Section 3.7 to Tenant.

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                (b)   In the event that Tenant fails to renew or otherwise
          replace an existing Letter of Credit with a new letter of credit meeting the terms and conditions hereof by the date which is fifteen
          (15) days prior to its expiration, then Landlord shall be entitled to draw the full amount available under the Letter of Credit and to hold and apply the same as a security deposit with respect to this Sublease until such time as Tenant shall have delivered to Landlord a replacement Letter of Credit in compliance with this Section 3.7. In the event that Landlord is holding cash as a security deposit in lieu of the Letter of Credit, (i) Landlord shall be entitled to hold and apply the same in the same manner as it may make draws under the Letter of Credit, (ii) Landlord shall deposit and hold such funds in such interest-bearing securities, bank deposits and/or so-called "money market funds" established and managed by nationally-recognized firms as are reasonably selected by Landlord (provided that the primary objective of such investment shall be to preserve the principal of the security deposit), and (iii) Tenant will be entitled to all interest accruing thereon.

                (c) As used in this Section 3.7, the "Letter of Credit Amount" shall mean, as of the period of time in question as provided below, one-half (1/2) of the sum of (i) the aggregate Base Rent payable by Tenant with respect to all space subleased by Tenant pursuant to Sections 3.1 and/or 3.4 of this Sublease from the date in question through the remainder of the Sublease Term, and (ii) the aggregate estimated amounts of Tenant's Operating Expense Contribution and Tenant's Tax Contribution properly allocable to such space for such period pursuant to Section 5.2 of this Sublease, such estimated amount to be calculated based upon Prime Landlord's then-current estimates of such amounts as of the date in question. The Letter of Credit shall initially be in the Letter of Credit Amount for the initial space subleased by Tenant pursuant to Sections 3.1 or 3.4, as the case may be, as of the effective date of Tenant's subleasing thereof, and shall be adjusted to the then-current Letter of Credit Amount as of (i) the date Tenant subleases any additional space pursuant to Sections 3.1 or 3.4, (ii) December 31, 2010, and (iii) December 31, 2012. Any increase or reduction of the amount of the Letter of Credit shall be accomplished either by delivery of a substitute Letter of Credit (in which case Landlord shall surrender the previous Letter of Credit to Tenant) or by amendment to the Letter of Credit in accordance with its terms.

          3.8 COMMON AREAS. Subject to the terms of this Sublease, the Subleased Premises shall include the nonexclusive right to use all Common Areas for ingress, egress and other purposes permitted by the Prime Lease (including without limitation for special events as provided in Section
     2.4.2 of the Prime Lease (provided such events do not advertise any competitor of Landlord in the retail banking business)), the intent being that, except as otherwise provided in this Sublease, Landlord shall pass through to Tenant all Common Area rights granted to Landlord under the Prime Lease. Tenant further shall have the right to maintain throughout the Sublease Term its separate reception/security desk located in the Floor 1 elevator lobby as of the date of this Sublease. Landlord will exercise its rights under the Prime Lease so as to provide Tenant's rights under this
     Section 3.8 to Tenant.

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     4.   SUBLEASE TERM.

          4.1 SUBLEASE TERM. The term of this Sublease (the "Sublease Term") commences on effective date of the Spin-off Transaction (the "Commencement Date"), and expires on May 29, 2014 (the "Expiration Date"), unless sooner terminated as provided in this Sublease. Landlord will deliver the Subleased Premises to Tenant on the Commencement Date in the Subleased Premises' AS-IS, WHERE-AS condition. Landlord shall have no obligation to perform any work on or in the Subleased Premises in connection therewith.

          4.2 LANDLORD'S EXTENSION RIGHTS. Landlord shall have all Extension Options described in Section 4.3 of the Prime Lease, as amended by the provisions of the Supplemental Amendment, as to all or any portion of the Prime Lease Premises (but not all or any portion of the Subleased Premises, except as set forth in Section 4.3 hereof). In no event shall Landlord or any Affiliate of Landlord exercise any of the Extension Options or otherwise negotiate for any extension of the term of the Prime Lease or any other lease or, for a period of two (2) years following the giving of Tenant's Preliminary Extension Notice (as defined in Section 4.3), occupancy agreement or arrangement with respect to all or any portion of the Subleased Premises except as permitted pursuant to Section 4.3 below.

          4.3 TENANT'S EXTENSION RIGHTS. In the event Tenant shall desire to continue to occupy all or any portion of the Subleased Premises following the Expiration Date, Tenant shall be entitled to do so only pursuant to a direct lease between Prime Landlord and Tenant and not pursuant to this Sublease or the Prime Lease which direct lease shall be determined by Tenant in its sole discretion. No later than sixty (60) days prior to the last day on which the first Extension Option may be exercised pursuant to
     Section 4.4.3 of the Prime Lease, Tenant will give notice ("Tenant's Preliminary Extension Notice") to Landlord of (a) what portions of the Subleased Premises Tenant desires to occupy after the Expiration Date (the "Retained Subleased Premises"), if any, and (b) what of Tenant's NER Equipment, Tenant's UPS Equipment and the Generators (each defined in
     Section 12 below), Tenant intends to remove as of the Expiration Date, if any. Landlord shall have the right to exercise such Extension Option (and any subsequent Extension Option) as to any portion of the Subleased Premises other than the Retained Subleased Premises.

     5. RENT. "Rent" is the sum of Base Rent and Additional Rent, both as defined below. Rent is payable without demand, notice, deduction, abatement or setoff, except as otherwise expressly provided in this Sublease. If Tenant fails to pay any Rent within five days after the date when such Rent was due, then, in addition to the Rent, Tenant shall pay interest on the unpaid amount from the date when such amount was due until such amount is paid at the Agreed Interest Rate. If the Commencement Date is other than the first day of a month, then Rent for such month shall be prorated based on the number of days contained within such month. Tenant agrees to pay to Landlord the total of the following sums as Rent for the Subleased Premises:

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          5.1   BASE RENT. "Base Rent" in accordance with EXHIBIT C attached hereto and made a part hereof. Base Rent is payable monthly in advance on the first day of each month during the Sublease Term.

          5.2 ADDITIONAL RENT. "Additional Rent", which is all amounts, other than Base Rent, payable by Tenant under this Sublease, and includes, without limitation, the Tenant's Operating Expense Contribution and Tenant's Tax Contribution properly allocable to the Subleased Premises (based on Tenant's Proportionate Share and Landlord's Proportionate Share) and calculated pursuant and subject to Article 7 of the Prime Lease (including without limitation, taking into consideration as appropriate an adjustment in accordance with the provisions of Section 7.2.5 with respect to the Subleased Premises and the balance of the Prime Lease Premises), and Tenant's rental obligations under Section 17 of this Sublease. Landlord shall provide Tenant with copies of all statements, estimates, invoices, notices, reports and studies provided by Prime Landlord pursuant to Article 7 of the Prime Lease or otherwise relating to Operating Expenses within five (5) days after receipt thereof, provided that failure to provide any thereof shall not permanently excuse Tenant from payment of any Additional Rent. Tenant shall pay to Landlord without demand, setoff, or counterclaim, except as otherwise expressly provided in this Sublease, estimates of Tenant's Operating Expense Contribution so allocable to the Subleased Premises monthly in the same manner and at the times required to be paid by Landlord to Prime Landlord pursuant to Section 7.3.2 of the Prime Lease, and shall pay to Landlord Tenant's Tax Contribution in the same manner and at the times required to be [ILLEGIBLE] by Landlord to Prime Landlord pursuant to Section 7.6 of the Prime Lease. With [ILLEGIBLE] the generality of the foregoing, the parties shall promptly make such appropriate adjustments in the Additional Rent payable under this Sublease as shall be necessary from time to time to reflect any adjustment in any amounts which are payable from time to time pursuant to the Prime Lease and which have a corresponding obligation under this Sublease for Tenant to pay Additional Rent with respect thereto, including, without limitation, with respect to Tenant's Operating Expense Contribution or Tenant's Tax Contribution.

          5.3 PAYMENTS TO LANDLORD. Tenant shall pay all Rent to Landlord at the following address:

                U.S. Bank
                CRE--SE5--1716
                P.O. Box 86
                Minneapolis, MN 55486-1716

          5.4 PAYMENTS TO PRIME LANDLORD. Notwithstanding the other provisions of this Section 5, Tenant shall pay directly to Prime Landlord all costs which are additional to Tenant's Operating Expense Contribution and Tenant's Tax Contribution and which are properly allocable to the Subleased Premises pursuant to the Prime Lease (e.g., after-hours HVAC costs and extraordinary electrical costs) as such additional costs are determined by Prime Landlord in its reasonable discretion, such payments to be paid directly to Prime Landlord at the following address:

                                       10
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                EOP Operating Limited Partnership
                As agent for MN-Nicollet Mall, L.L.C.
                File #3806
                Collections Center Drive
                Chicago, IL 60693-3628

     No payments by Tenant to Prime Landlord shall be duplicative of any payment by Tenant to Landlord.

          5.5 CONTEST AND AUDIT. In the event Landlord or Tenant, using commercially reasonable business judgment, shall determine that a contest of Real Estate Taxes pursuant to Section 7.7 of the Prime Lease, or an audit of Prime Landlord's books and records relating to Real Property Taxes, Operating Expenses or other matters under the Prime Lease pursuant to Section 7.9 of the Prime Lease would be desirable, the desiring party shall notify the other party of such determination. Within thirty (30) days after such notice, the other party shall notify the desiring party whether it agrees with such determination. Notwithstanding any such notice by the other party, Landlord may, and at Tenant's request Landlord shall, conduct such contest or audit. The net costs of conducting such contest or audit (after deducting any of such costs payable by Prime Landlord or any other person or entity pursuant to the Prime Lease or otherwise) shall be borne by Landlord and Tenant (based upon Tenant's Proportionate Share and Landlord's Proportionate Share).

          5.6 ABATEMENT. If there exists any event or condition which gives Landlord the right to exercise any abatement of rent under the Prime Lease, the Rent payable under this Sublease shall be abated for the duration and to the extent of the abatement to which Landlord is entitled under the Prime Lease but only with respect to the portion of any such abatement that is properly allocable to the Subleased Premises. Subject to the provisions of Section 7, Landlord shall request and enforce any rent abatement under the Prime Lease attributable to the Subleased Premises.

     6. PRIME LEASE--ASSUMPTION OF OBLIGATIONS. Tenant agrees to assume and perform, according to the terms of the Prime Lease, all of the duties, covenants, agreements and obligations of Landlord under the Prime Lease as the same are applicable to the Subleased Premises as if Tenant were the tenant under the Prime Lease, except the duty to make payments of rent to the Prime Landlord. Without limiting the generality of the foregoing:

          6.1 REPAIR. Tenant agrees that it will repair the Subleased Premises in accordance with the requirements of the Prime Lease, and will commit no waste to the same.

          6.2 PRIME LEASE. Subject to Section 7 and 8 of this Sublease, it is hereby understood and agreed that Tenant's rights to use, possess and enjoy the Subleased Premises are subject to the terms and conditions of the Prime Lease and the rights and remedies of Prime Landlord thereunder.

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

          6.3 INDEMNIFICATION. Tenant agrees to indemnify Landlord against, and to hold Landlord harmless from, any liability, damages, costs or expenses of any kind or nature, including court costs and reasonable attorneys' fees, resulting from any failure by Tenant to perform, keep and obey the terms of the Prime Lease insofar as they are applicable to the Subleased Premises and are not caused by or attributable to the acts or omissions of Landlord.

          6.4 INSURANCE. Tenant shall obtain and maintain with respect to the Subleased Premises all liability insurance and property and casualty insurance as Landlord is required to maintain pursuant to the requirements of the Prime Lease, and such insurance shall name Landlord as an additional insured, and to the extent required by the Prime Lease shall also name Prime Landlord as an additional insured. Tenant shall provide any and all certificates and policies of insurance from time to time required under the Prime Lease with respect to the Subleased Premises to both Landlord and Prime Landlord.

At Tenant's request, Landlord shall reasonably cooperate with Tenant in the negotiation of a non-disturbance agreement and/or direct lease with Prime Landlord, provided Landlord has no liability under any such agreement or lease, and Tenant shall reimburse Landlord for the reasonable out-of-pocket expenses incurred by Landlord in doing so.

     7. LANDLORD'S OBLIGATIONS UNDER PRIME LEASE. Landlord agrees to fully and timely perform, according to the terms of the Prime Lease, all of the duties, covenants, agreements and obligations of tenant under the Prime Lease (except to the extent expressly assumed by Tenant pursuant to this Sublease), including, without limitation, the duty to make payments to the Prime Landlord of rent and other charges due under the Prime Lease. So long as no Event of Default (defined below) by Tenant under this Sublease is existing, Landlord shall keep the Prime Lease in full force and effect throughout the Sublease Term, and shall not terminate or permit a termination of the Prime Lease, or amend or modify the Prime Lease in any manner which would materially and adversely affect this Sublease or any of Tenant's rights under this Sublease, without Tenant's prior written consent in each instance. So long as no Event of Default (defined below) by Tenant under this Sublease is existing, Tenant shall be entitled to receive all rights and privileges under the Prime Lease (including, without limitation all services and repairs to be provided by Prime Landlord under the Prime Lease) as if Tenant were the tenant under the Prime Lease with respect to the Subleased Premises (except with respect to the following provisions of the Prime Lease:
Section 4.3; Article 8 (except as provided in Section 3.1 of this Sublease);
Article 9 (except as provided in Section 3.5 of this Sublease); Article 10 (except as provided in Section 3.4 of this Sublease); Article 11 (except as provided in Section 27 of this Sublease); Article 12 (except as provided in
Section 17 of this Sublease); Articles 35, 36, 37 and 38 (except as provided in
Section 26 of this Sublease); Article 39 (except as provided in Section 19 of this Sublease); and Article 40. Landlord will use due diligence and commercially reasonable efforts to enforce and cause Prime Landlord to perform Prime Landlord's obligations under the Prime Lease (provided that Landlord shall not be obligated under this sentence with respect to any particular non-compliance by Prime Landlord of which Landlord has neither received notice nor has knowledge unless and until Tenant shall have given Landlord notice of such non-compliance), including, without limitation, regarding the dispute with Prime Landlord as of the date of this Sublease regarding charges for certain utility usage. Tenant shall reimburse Landlord for certain of the reasonable out-of-pocket costs and expenses incurred by Landlord in

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

enforcing the provisions of the Prime Lease against Prime Landlord, provided (a) such enforcement is undertaken and prosecuted using good business judgment with due regard for the potential benefits resulting therefrom, and either Tenant requests the same or Landlord promptly provides Tenant notice prior to commencement of any efforts toward such enforcement, as well as such updates as to the status thereof as Tenant shall request from time to time, (b) such costs exceed Five Thousand Dollars ($5,000), and (c) Tenant's reimbursement obligations shall be limited to the proportionate benefit obtained by Tenant and the Subleased Premises from such enforcement (e.g., if such enforcement benefits both the Subleased Premises and the balance of the Prime Lease Premises, Tenant shall be responsible for Tenant's Proportionate Share of such costs and expenses; if such enforcement benefits only Tenant and the Sublease Premises (including any provisions of the Sublease which specifically require Landlord to exercise rights under the Prime Lease for the benefit of Tenant), Tenant shall be responsible for all of such costs and expenses; if such enforcement does not benefit Tenant or the Subleased Premises, Tenant shall be responsible for none of such costs and expenses). Landlord agrees that it shall not accept a termination or rejection of the Prime Lease by Prime Landlord pursuant to bankruptcy law or another law affecting creditor's rights or otherwise without Tenant's prior written consent. Without limiting the other provisions of this Sublease, Landlord shall not actively or passively provide any consents or approvals under the Prime Lease which would affect the Subleased Premises or any of Tenant's rights under this Sublease without first obtaining Tenant's prior written consent thereto, which consent may be conditional, given or withheld on the same basis as Landlord may do so under the Prime Lease. Landlord represents and warrants to Tenant that, to Landlord's actual knowledge, Landlord, as of the date of this Sublease, currently has no claim, counter-claim or right of offset against Prime Landlord or any of its predecessors-in-interest arising from acts or omissions or breaches of the Prime Lease occurring prior to the date hereof, and that, to Landlord's actual knowledge (and except with respect to a potential dispute with Prime Landlord as of the date of this Sublease with respect to certain alleged excess utility charges by Prime Landlord), there are no existing defaults on the part of Landlord or Prime Landlord under the Prime Lease or events which, with the passage of time or the giving of notice, or both, would constitute a default on the part of either Landlord or Prime Landlord under the Prime Lease. So long as no Event of Default (defined below) by Tenant exists under this Sublease, Landlord agrees that it will not disturb Tenant in its possession of the Subleased Premises. Landlord shall provide Tenant within five
(5) days of the receipt with a copy of each notice, statement, estimate, invoice, report or study it receives from Prime Landlord under the Prime Lease except to the extent any such notice, statement, estimate, invoice, report or study affects or pertains solely to portions of the Prime Lease Premises other than the Subleased Premises and does not otherwise affect this Sublease or any of Tenant's rights under this Sublease. Landlord agrees to indemnify Tenant against, and to hold Tenant harmless from, any liability, damages, costs or expenses of any kind or nature, including court costs and reasonable attorney's fees, resulting from any failure by Landlord to perform, keep and obey the terms of the Prime Lease insofar as they are not caused by or attributable to the acts or omissions of Tenant.

     8. TITLE AND POSSESSION. Landlord covenants and agrees that it has full right and authority to enter into this Sublease for the full Sublease Term, and that so long as no Event of Default by Tenant exists under this Sublease, Tenant, will have, hold and enjoy quiet possession of the Subleased Premises and the other rights granted to Tenant pursuant to this Sublease for the

Sublease Term herein granted free from any interference or disturbance whatsoever by Landlord or anyone claiming by, through or under Landlord.

     9.   SUBLEASE, ASSIGNMENT, AND CONSENT REQUIREMENTS.

          9.1 ASSIGNMENT RESTRICTED. Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Sublease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Subleased Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord's prior consent in each instance, which consent shall not be unreasonably withheld, conditioned or delayed, and shall be subject to any consents, approvals and rights of Prime Landlord under the Prime Lease with respect thereto.

          9.2 PERMITTED TRANSFER. Notwithstanding any provision to the contrary, Tenant may assign this Sublease or further sublet all or any portion of the Subleased Premises without Landlord's consent (i) to any corporation or other entity that controls, is controlled by or is under common control with Tenant; (ii) to any corporation or other entity resulting from a merger, acquisition, consolidation or reorganization of or with Tenant, provided that, in the case of an assignment of this Sublease pursuant to this clause (ii), immediately following such termination the assignee has a net worth of not less than Two Hundred Million Dollars ($200,000,000.00); (iii) in connection with the sale of all or substantially all of the assets of Tenant, provided that, in the case of an assignment of this Sublease pursuant to this clause (iii), immediately following such termination the assignee has a net worth of not less than Two Hundred Million Dollars ($200,000,000.00); (iv) in connection with a sublease which has a term (including any renewal, option or extension term(s)) of less than eighteen (18) months; (v) in connection with a sublease covering more than the entirety of one (1) floor of the Building to an entity with whom Tenant has a contractual relationship such that the sublease is for the convenience of Tenant's business operations in the Subleased Premises; or (vi) in connection with a sublease to an entity to whom Tenant has sold a discrete, identified business unit of Tenant or an Affiliate of Tenant. At least fifteen (15) days prior to a transfer described in clauses (i), (iv) or (v) above, and not later than fifteen
     (15) days after a transfer described in clauses (ii), (iii) or (vi) above, Tenant shall provide to Landlord evidence in writing that such transfer complies with one or more of the criteria set forth above. Nothing in the Lease shall be construed to limit or curtail the issuance, pledge, sale, redemption, conversion, or other disposition (by operation of law or otherwise) from time to time of any stock, membership, partnership or other direct or indirect ownership interest in Tenant, whether or not such issuance, pledge, sale, redemption or other disposition shall result in a change in the voting or other control of Tenant. Further, no such issuance, pledge, sale, redemption, conversion, or other disposition shall give rise to any right of Landlord pursuant to Section 9.5. Any assignment, sublease or other transaction contemplated by this Section 9.2 shall be hereinafter known as a "Permitted Transfer".

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

          9.3 FURTHER ASSIGNMENTS. Landlord's consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord's consent to any further assignment or subletting.

          9.4 LANDLORD'S CONSENT. Landlord's consent to any proposed assignment or subletting shall not be unreasonably withheld, conditioned or delayed. Such consent shall be granted or denied in writing (with, in the case of any denial, an explanation of the basis for such denial) within 30 days after delivery to Landlord of (i) a statement reasonably detailing the identity of the proposed assignee or subtenant ("Transferee"), the nature of its business and its proposed use of the Subleased Premises, (ii) if the transferee is a privately held corporation, then any financial information for such transferee obtained by Tenant (which shall be kept confidential by Landlord and only used for the purpose of evaluating such proposed sublease or assignment and the action to be taken by Landlord hereunder), and (iii) any other information Landlord may reasonably request. Landlord shall be deemed not to have unreasonably withheld its consent to a proposed assignment or sublease if the effect of the proposed sublease or assignment would be to give the Prime Landlord a right to terminate the Prime Lease with respect to the space proposed to be assigned or subleased pursuant to
     Article 22 thereof, or if any proposed sublease includes the NER, the UPS Space, the Generator Spaces or the MPOP Space.

          9.5   FIRST OFFER RIGHT. Subject to the terms and conditions of this
     Section 9.5, Landlord will have a right of recapture with respect to any space which Tenant desires to sublease to third parties from time to time during the Sublease Term, except to the extent such sublease would constitute a Permitted Transfer or would cover five thousand (5,000) square feet of Rentable Area or less. Landlord may exercise such right by notice given within thirty (30) days after receipt of a notice from Tenant that it desires to so sublease, which notice from Tenant shall contain a description of the applicable space and the proposed commencement date and expiration date of such proposed subleasing. In the event Landlord exercises such right of recapture, the applicable space shall be excluded from the Subleased Premises for all purposes of this Sublease for the period commencing on the commencement date proposed by Tenant in such notice and ending on the expiration date proposed by Tenant in such notice. As between Tenant and Landlord, Landlord will accept such space in its "as is" condition on such commencement date. Upon Landlord's exercise of its right of recapture pursuant to this Section 9.5, Tenant and Landlord shall execute and deliver to each other amendments to this Sublease memorializing the same.

          9.6 FURTHER LIMITATIONS. With respect to each and every subletting and/or assignment approved by Landlord under the provisions of this
     Sublease:

                (a) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord and no Transferee shall take possession of any part of the Subleased Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and any consent or approvals of Prime Landlord required under the Prime Lease, if any, shall have been obtained;

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

                (b) no sublease shall be for a term ending later than one day prior to the Expiration Date; and

                (c) each sublease shall be subject and subordinate to this Sublease and to the matters to which this Sublease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that in the event this Sublease is terminated as a result of an Event of Default by Tenant hereunder. Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant,
          (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month's rent, or
          (D) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the subleased space for occupancy, beyond Landlord's obligations under this Sublease. The provisions of this Section shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

          9.7 NO RELEASE. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Sublease on Tenant's part to be observed and performed, and any default under any term, covenant or condition of this Sublease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Sublease by Tenant. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all claims that may be made against Landlord by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease.

     10. DAMAGE, DESTRUCTION OR CONDEMNATION. In the event of Damage of or Appropriation which would permit Landlord to terminate the Prime Lease, (a) if Prime Landlord elects to so terminate the Prime Lease, then, upon such termination of the Prime Lease, this Sublease automatically shall be terminated as of such date of termination provided that if Landlord has the option to terminate the Prime Lease as to part, but not all, of the Subleased Premises, Landlord will not, provided that this Sublease is not then subject to an Event of Default by Tenant, elect to terminate or consent to termination of the Prime Lease as to any portion of the Subleased Premises without the prior written consent of Tenant, and (b) Tenant shall have the right to terminate this Sublease on the same basis with respect to this Sublease and the Sublease Premises as to which Landlord has the right to terminate the Prime Lease. Further,

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Tenant shall be entitled with respect to this Sublease and the Subleased
Premises to the same rights provided Landlord pursuant to Sections 20.4, 20.5, 20.7, 21.4, 21.5 and 21.6 of the Prime Lease, including without limitation, the Rent payable hereunder will abate on the same basis provided under the Prime Lease. If this Sublease is not so terminated, the provisions of the Prime Lease with regard to repair and restoration of the Subleased Premises shall control. With respect to any Appropriation, Tenant shall be entitled to any award made to Tenant for relocation expenses or taking of personal property or Trade Fixtures belonging to Tenant, as well as any award described in Section 21.6 with respect to the Subleased Premises or any portion thereof, but Tenant shall make no claim related to its loss of leasehold interest under this Sublease.

     11.  MUTUAL RELEASE AND INDEMNITIES.

          11.1 WAIVER OF LIABILITY. Notwithstanding any provision of this Sublease to the contrary, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other and against Prime Landlord, their agents, partners (both general and limited), officers, directors, shareholders or employees, for any loss or damage that may occur to the Subleased Premises, the Prime Lease Premises, the Building, or any improvements to any thereof, or any personal or other property of any such party, by reason of fire, the elements, or any other cause which could be insured against under the terms of standard fire and "all risk" coverage policies referred to in Section 19.1 of the Prime Lease, regardless of cause or origin, including negligence of the other party hereto, its agents, partners, officers, directors, shareholders, or employees. Tenant shall fully benefit from the waiver by Prime Landlord pursuant to Section 19.4 of the Prime Lease to the same extent as Landlord.

          11.2 HOLD HARMLESS. Subject to the express terms of this Sublease to the contrary, (a) Tenant hereby agrees to defend, indemnify and hold harmless Landlord from any and all claims, liabilities, causes of action or costs (including reasonable attorneys' fees and costs of suit) to the extent they arise out of (or are alleged to arise out of) any negligent or otherwise wrongful act or omission of Tenant or its Affiliates or their officers, directors, agents, servants, employees, and representatives acting within the scope of their agency, employment, contract or representation, or any breach of Tenant's obligations under this Sublease, and (b) Landlord hereby agrees to defend, indemnify and hold harmless Tenant from any and all claims, liabilities, causes of action or costs (including reasonable attorneys' fees and costs of suit) to the extent they arise out of (or are alleged to arise out of) any negligent or otherwise wrongful act or omission of Landlord or its Affiliates or their officers, directors, agents, servants, employees, and representatives acting within the scope of their agency, employment, contract or representation, or any breach of Landlord's obligations under this Sublease.

     12.  TENANT IMPROVEMENTS, TENANT IMPROVEMENT ALLOWANCE AND FUTURE
          ALTERATIONS.

          12.1 TENANT IMPROVEMENTS AND TENANT IMPROVEMENT ALLOWANCE. The parties agree that, as between Landlord and Tenant, Tenant is taking the Subleased Premises (including any additional Subleased Premises added pursuant to Sections 3.1, 3.2, 3.3 or 3.5) in its "as is" condition.

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

          12.2 FUTURE ALTERATIONS. Tenant may make any future alterations, additions or modifications or leasehold improvements to the Subleased Premises deemed appropriate by Tenant without the prior written consent of Landlord, except that to the extent such alterations, additions, modifications or improvements require the approval of Prime Landlord pursuant to the provisions of the Prime Lease, Tenant may not perform such alterations, modifications or improvements without approval (or deemed approved) of Prime Landlord pursuant to the provisions of the Prime Lease and without the prior approval of Landlord which approval may be given or withheld (and may be deemed approved) on the same basis applicable to Prime Landlord approval pursuant to the provisions of the Prime Lease. All alterations, additions and improvements that are approved must be made at Tenant's sole cost and expense. Upon the expiration or termination of the Sublease Term, all such alterations, additions and improvements will be and remain part of the Subleased Premises unless Landlord is required to remove the same pursuant to the Prime Lease (in which case Tenant shall do so in accordance with the requirements of the Prime Lease). Tenant covenants and agrees to indemnify Landlord and Prime Landlord against, and hold Landlord and Prime Landlord harmless from, all liens, whether for labor or materials arising as the result of alterations, additions, repairs, or improvements to the Subleased Premises made by Tenant during the Sublease Term.

          12.3 NETWORK EQUIPMENT ROOM. Within the Subleased Premises, there is a room (the "NER") provided for operation of computer hardware and telecommunications equipment (collectively, the "NER Equipment"), which NER is on Floor 8 of the Building and is shown on EXHIBIT B. Both Landlord and Tenant use the NER for operation of their respective NER Equipment. From and after the date of this Sublease, 7,812 square feet of the Rentable Area of the NER as shown on EXHIBIT B ("Tenant's NER") will be allocated to Tenant, and 2,657 square feet of the Rentable Area of the NER as shown on EXHIBIT B ("Landlord NER") will be allocated to Landlord. Landlord shall have the right to gain access 24 hours per day, seven days per week during the Sublease Term to Landlord's NER through the elevator lobby and corridor to Landlord's NER all as shown on EXHIBIT B. During the Sublease Term, Landlord shall retain the right to use Landlord's NER for operation of Landlord's NER Equipment, and in connection therewith Landlord shall pay to Tenant an annual gross rental in the amount of $150,572 from the Commencement Date through June 7, 2008, and $164,390 per annum from June 8, 2008 through the remainder of the Sublease Term, which annual gross rental shall be deducted from the payments of Rent which Tenant owes Landlord under this Sublease in twelve (12) equal monthly installments of $12,548 per month from the Commencement Date through June 7, 2008, and $13,699 per month from June 8, 2008 through the remainder of the Sublease Term. Tenant shall be responsible for any of Tenant's Operating Expense Contribution attributable to Tenant's NER as Additional Rent. Landlord and Tenant shall cause Tenant's NER and Landlord's NER to be separated by a chain link fence (subfloor to ceiling deck) acceptable to both Landlord and Tenant. The cost of constructing such fence and any security system, doorway, or corridor in connection with Landlord's right of entry to Landlord's NER, will be shared equally by Landlord and Tenant.

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          12.4  SERVICE AGREEMENT. Prior to the Commencement Date, Landlord and
     Tenant shall execute and deliver to each other a Service Agreement (the "Service Agreement"), which Service Agreement shall address the services which Tenant shall provide to both Tenant and Landlord with respect to the NER, the UPS Space (defined below), the Generators (defined below) and the MPOP Space (defined below), including, without limitation, services relating to the operation and maintenance of the raised floor, fire suppression systems, early warning systems, water detection systems, emergency power systems, telephone connection and distribution systems, lighting systems, and supplemental cooling systems, in accordance with the Service Agreement, and the fees associated with such services. The Service Agreement shall expire as of the expiration or earlier termination of this Sublease, except that (a) in the event Landlord shall desire to cease using in their respective entireties the NER, the UPS Space, the Generators or the MPOP Space, Landlord shall have the right upon not less than sixty (60) days' notice to Tenant to terminate Landlord's rights and obligations under the Service Agreement, Landlord's rights under Sections 12.3, 12.4, 12.5,
     12.6 and/or 12.7, as the case may be, and Tenant's obligations under the Service Agreement and such sections with respect to such of the NER, the UPS Space, the Generators or the MPOP Space as Landlord shall desire to cease using, and (b) in the event (i) Tenant enters into a direct lease with Prime Landlord which covers any of the NER, the UPS Space, the Generator Spaces or the MPOP Space immediately following the expiration of the Sublease Term, and (ii) as of the expiration of the Sublease Term Landlord is still utilizing the Landlord's NER, the UPS Space, the Generators or the MPOP Space, as the case may be, for the purposes respectively contemplated by this Section 12, then Landlord and Tenant shall reasonably and in good faith negotiate an extension of the Service Agreement for the period of Tenant's continued occupancy of the applicable space and Landlord continued use thereof. Landlord shall have the right under the Service Agreement to enter the UPS Space, the Generator Spaces or the MPOP Space, as the case may be, upon the occurrence of a "Default" with respect to such space under the Service Agreement for purposes of curing such Default.

          12.5 UNINTERRUPTED POWER SOURCE. Pursuant to the Prime Lease, Landlord is entitled to certain space on Floor P2 of the Building (the "UPS Space") which is used for the installation and operation of Tenant's uninterrupted power source equipment (collectively, "Tenant's UPS Equipment") that supplies power to the NER and certain other portions of both the Subleased Premises and the Premises. The "Subleased Premises" includes the assignment and conveyance to Tenant during the Sublease Term of such right to use the UPS Space. Tenant owns or leases Tenant's UPS Equipment, and on the date hereof, Landlord hereby transfers and conveys to Tenant any interest that Landlord has in Tenant's UPS Equipment. Upon Tenant's request, Landlord shall execute and deliver to Tenant a quit claim or other document which Tenant may reasonably request to confirm such transfer and conveyance. Tenant shall have the exclusive right and obligation to maintain, repair, replace, and operate the UPS Space and Tenant's UPS Equipment, and Landlord shall reimburse Tenant for Landlord's Proportionate Share of the costs of doing so, all in accordance with the requirements of the Service Agreement. Landlord has installed additional UPS Equipment ("Landlord's UPS Equipment") in Landlord's NER for the purpose of supplying the computer equipment located in Landlord's NER with clean and uninterrupted power. Landlord, at

     Landlord's cost, will own, operate, maintain, repair, and replace Landlord's UPS Equipment.

          12.6 GENERATORS. Pursuant to the Prime Lease, Landlord is entitled to use certain spaces on Floors P1 and 1 of the Building (the "Generator Spaces") which are used for the installation and operation of emergency generators (the "Generators") that supply Tenant's UPS Equipment, Landlord's UPS Equipment and various other portions of both the Subleased Premises and the Prime Lease Premises with electrical power if the electrical power supplied to the Building is interrupted. The "Subleased Premises" includes the assignment and conveyance to Tenant during the Sublease Term of such right to use the Generator Spaces. Tenant owns or leases the Generators, and as of the date hereof, Landlord hereby transfers and conveys to Tenant any interest that Landlord has in the Generators. Upon Tenant's request, Landlord shall execute and deliver to Tenant a quit claim or other document which Tenant may reasonably request to confirm such transfer and conveyance. Tenant shall have the exclusive right and obligation to maintain, repair, replace, and operate the Generator Spaces and the Generators, and Landlord shall reimburse Tenant for Landlord's Proportionate Share of the costs of doing so, all in accordance with the requirements of the Service Agreement. Landlord, at Landlord's cost, may install additional Generators ("Landlord's Generators") in the Generator Spaces with Tenant's prior written approval, which Tenant may not unreasonably withhold, condition, or delay. Landlord, at Landlord's cost, will own, operate, repair, maintain, and replace Landlord's Generators, and Landlord shall have reasonable access to the Generator Spaces in order to perform such obligations.

          12.7 MPOP SPACE. Pursuant to the Prime Lease, Landlord is entitled to use certain space on Floor P2 of the Building (the "MPOP Space") which is used for the main point of presence for Tenant's telecommunications equipment (collectively, the "MPOP Equipment"). The "Subleased Premises" includes the assignment and conveyance to Tenant during the Sublease Term of such right to use the MPOP Space. Tenant owns or leases the MPOP Equipment, and on the date hereof, Landlord hereby transfers and conveys to Tenant any interest that Landlord has in the MPOP Equipment. Upon Tenant's request, Landlord shall execute and deliver to Tenant a quit claim or other document which Tenant may reasonably request to confirm such transfer and conveyance. Tenant shall have the exclusive right and obligation to maintain, repair, replace, and operate the MPOP Equipment, and Landlord shall reimburse Tenant for Landlord's Proportionate Share of the costs of doing so, all in accordance with the requirements of the Service Agreement. Landlord, at Landlord's cost, may install additional MPOP Equipment ("Landlord's MPOP Equipment") in the MPOP Space with Tenant's prior written approval. Landlord, at Landlord's cost, will own, operate, maintain, repair, and replace Landlord's MPOP Equipment and shall have reasonable access to the MPOP Space in order to perform its obligations hereunder.

     13.  DEFAULT.

          13.1 TENANT DEFAULTS. It shall be an "Event of Default" hereunder if Tenant shall default in the performance of any term, condition or covenant of this Sublease, and such default shall continue after notice thereof from Landlord to Tenant and expiration of

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

     the same cure periods respectfully under Section 24.1 of the Prime Lease for monetary and non-monetary defaults provided by Landlord thereunder (provided that if such default is a default or event of default pursuant to the Prime Lease, the time for cure is five days less than the time provided for cure of that default pursuant to the Prime Lease). Upon the occurrence of an Event of Default, Landlord has all of the rights and remedies against Tenant that would be available to Prime Landlord against Landlord in the Event of Default were an "Event of Default" by Landlord under the Prime Lease, and Tenant shall be entitled to the same rights provided Landlord pursuant to Article 24 of the Sublease (including, without limitation, pursuant to Sections 24.2.4 and 24.2.7 of the Prime Lease) other than pursuant to Section 24.2.5.

          13.2 LANDLORD'S DEFAULT. In addition to and not in limitation of the provisions of this Sublease which grants Tenant an express remedy, if Landlord shall fail to perform or observe any covenant, term, provision or condition of this Sublease on its part to be performed and such default should continue beyond a period of twenty (20) business days as to a monetary default or thirty (30) days (or such longer period as is reasonably necessary to remedy such default, provided Landlord shall diligently pursue such remedy at all times until such default is cured) after notice thereof is given by Tenant to Landlord then, and in any such event Tenant shall have all its rights and remedies under this Sublease, at law or in equity.

     14. NOTICES. All notices and notifications under this Sublease to be sent from one party to the other must be in writing and may be sent in any manner permitted, and with some affect as notice provided, under Section 41.5 of the Prime Lease. Any party hereto may change its address for the service of notice hereunder by serving written notice hereunder upon the other party hereto, in the manner specified above, at least 10 days prior to the effective date of such change. The current notice addresses of the parties are:

          Landlord:                  U.S. Bancorp
                                     Attn: Corporate Counsel
                                     800 Nicollet Mall, 21st Floor
                                     BC-MN-H21N
                                     Minneapolis, MN 55402

                  With a copy to:    U.S. Bancorp
                                     777 East Wisconsin Avenue
                                     Milwaukee, WI 53202
                                     Attn: Joe Ulrich

                  With a copy to:    U.S. Bancorp
                                     EP--MN--00--12
                                     2800 East Lake Street
                                     Minneapolis, MN 55406
                                     Attn: David Wright

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

          To Tenant:                 U.S. Bancorp Piper Jaffray Inc.
                                     800 Nicollet Mall
                                     Minneapolis, MN 55402
                                     Attn: Corporate Real Estate- 125-45

     15. SURRENDER OF SUBLEASED PREMISES. Upon the expiration or earlier termination of the Sublease Term (except with respect to any portions of the Subleased Premises as to which Prime Landlord and Tenant have executed a direct lease between Prime Landlord, as landlord, and Tenant, as tenant, which direct lease begins upon the expiration of the term of the Prime Lease), Tenant will quit and surrender possession of the Subleased Premises to Landlord in condition and manner required pursuant to the provisions of the Prime Lease.

     16. TERMINATION OF PRIME LEASE. It is understood and agreed by and between the parties hereto that the existence of this Sublease is dependent and conditioned upon the continued existence of the Prime Lease, and in the event of the termination of the Prime Lease, this Sublease automatically will be terminated; provided, however, that this provision will not be deemed to release Landlord from its obligations or liability pursuant to Sections 7 or 8 of this Sublease.

     17. STORAGE. During the Sublease Term, Landlord will provide Tenant with approximately 2,089 square feet of usable area (the "Storage Space") on Floors P3 and 31 of the Building as marked on EXHIBIT B, at an annual rental rate provided in Section 12.5 of the Prime Lease. There shall be no Tenant's Operating Expense Contribution related to the Storage Space, although Tenant's payments of rent for the Storage Space shall be deemed to be Additional Rent hereunder. Landlord will exercise its rights under Article 12 of the Prime Lease such that Tenant will have the options from time to time to surrender to Prime Landlord any Storage Space and to add Storage Space from Prime Landlord in the same manner as provided in Section 12.3 of the Prime Lease provided Tenant shall give Landlord not less than thirty (30) days' prior notice thereof. Landlord shall pay no tenant improvement allowance related to the Storage Space, but Landlord will ensure that such Storage Space is separately demised and is equipped with a locking door, but the cost of such demising and locking door shall be shared equally by Landlord and Tenant.

     18. SERVICES. Tenant acknowledges that the services to be provided under the Prime Lease (including, without limitation, pursuant to Section 13 of the Prime Lease) will be provided by Prime Landlord, and Landlord will have no responsibilities therewith or liability if not provided, except to the extent Landlord may interfere in the delivery of such services by Prime Landlord, such services are interrupted due to a default by Landlord under this Sublease or the Prime Lease (and not any default by Tenant under this Sublease), or to the extent such interruption results from any negligence or misconduct of Landlord. Landlord will use due diligence and commercially reasonable efforts to cause Prime Landlord to comply with all obligations of Prime Landlord under the Prime Lease with respect to the delivery of such services. Further, in the event of any interruption in such services, Tenant shall be entitled to all abatement (in accordance with Section 5.6) and other rights with respect to this Sublease in the same manner as provided to Landlord pursuant to Section 13.3 of the Prime Lease. Tenant will have the right to provide its own janitorial service to the Subleased Premises in accordance with Section 13.2.5 of the Prime Lease.

     19. MICROWAVE DISHES, SATELLITE DISHES AND ANTENNAS. Tenant shall have the right to install and maintain Antennae on the roof of the Building subject to and in accordance with Article 39 of the Prime Lease, provided that any additional Antennae installed by Tenant after the date of this Sublease shall not interfere with any other Antennae located on the rooftop of the Building as of the date of such installation. Tenant will be allocated Tenant's Proportionate Share of the rooftop space available to Landlord pursuant to
Article 39 of the Prime Lease, provided that neither Landlord nor Tenant shall be required to remove any of their respective Antennae located on the rooftop as of the date of this Sublease to comply with such allocation. Tenant will have the rights to install cables in chases within the Building and the rights of access with respect to Antennae as provided in Article 39 of the Prime Lease. Landlord shall exercise its rights under Section 39.4 of the Prime Lease with respect to any Other Antennae, including, without limitation, so as to prevent any interference with Tenant's Antennae.

     20. WAIVER. A waiver by either party of any default, breach or failure under this Sublease will not be construed as a waiver of any subsequent or different default, breach or failure.

     21. INSPECTION. Subject to the same conditions and limitations imposed upon Prime Landlord in Section 18 of the Prime Lease, Landlord reserves the right during the Sublease Term for Landlord or its agents to enter the Subleased Premises for the purpose of reasonable inspections and examinations of same.

     22. HOLDING OVER. Tenant has no right to hold over after the expiration or earlier termination of the Sublease Term hereof. Tenant will indemnify Landlord for any direct and non-consequential costs, damages, and fees (including, without limitation, attorneys' fees) incurred by Landlord as a result of its failure to deliver the Subleased Premises to Landlord upon the expiration of the Sublease Term, and Tenant also shall be liable to Landlord for Rent during such holdover at the rate of 125% of the Base Rent in effect as of the expiration of the Sublease Term, together with all Additional Rent payable for such period. Acceptance by Landlord of Rent after such expiration or earlier termination will not constitute consent to a holdover hereunder or result in a renewal. The foregoing provisions of this Section are in addition to, and will not limit, Landlord's right of reentry or any other rights of Landlord hereunder or as otherwise provided by law.

     23. SUCCESSORS AND ASSIGNS. All of the terms, covenants, provisions and conditions of this Sublease are binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     24. CAPTIONS. The captions used on the Sections of this Sublease are for convenience only, are not a part of this Sublease, and are not to be considered in the interpretation hereof.

     25. RELATIONSHIP OF PARTIES. This Sublease does not and will not create the relationship of principal and agent, or of partnership, or of joint venture, or of any other association between Landlord and Tenant, the sole relationship between the parties hereto being strictly that of sublandlord and subtenant.

     26.  BUILDING NAME; SIGNAGE RIGHTS.

          26.1 NAMING RIGHTS. Landlord will retain the right to change the name of the Building in accordance with Article 35 of the Prime Lease, provided that Landlord will not permit to be used any Building name which contains the name of any competitor of Tenant in the insurance or securities brokerage, trading or marketing, financial or investment planning or counseling, or venture capital businesses (other than Landlord or its successor from time to time as the tenant under the Prime Lease).

          26.2 BUILDING SIGNAGE. Tenant will have the right to install and maintain at its sole cost and expense the signage in the lobbies and skyway areas and, subject to applicable codes and ordinances and Prime Lease, on the exterior of the Building, all as shown on EXHIBIT A attached hereto, as well as the right to place Advertisements in the Common Areas, provided such Advertisements are approved by Landlord (which approval shall not be unreasonably withheld or delayed). With respect to the exterior signage shown on EXHIBIT A (which is approximately seventy-five (75) inches long by twenty-four (24) inches high), promptly following the date of this Sublease, Landlord and Tenant shall jointly and diligently seek and pursue any necessary approvals from Prime Landlord and applicable governmental authorities to such exterior signage and any additional exterior signage Landlord desires with respect to the Building, provided that (w) Landlord's exterior sign(s) shall not be located on the face of the Building's exterior where Tenant's exterior sign is depicted in EXHIBIT A or similarly, on the same Building face of any alternative exterior location for Tenant's sign (except with respect to any exterior multi-tenant Building directory described below), (x) if such governmental authorities determine not to allow two of Landlord's reasonably sized exterior signs and Tenant's exterior sign as shown on EXHIBIT A, then Landlord shall have the first right to install its exterior signs (provided, however, Tenant's exterior sign shall still be permitted if (i) such governmental authorities allow only one Landlord exterior sign and one Tenant exterior sign and Landlord permits Tenant to install its exterior sign, or (ii) if such governmental authorities allow Landlord such two signs and Landlord elects to install only one such sign), (y) Tenant may not illuminate its exterior sign unless at least one of Landlord's exterior signs also is illuminated and Tenant's exterior sign is illuminated to a similar degree and in a similar manner as Landlord's, and (z) if such governmental authorities determine not to allow Tenant's EXHIBIT A exterior sign, Landlord and Tenant will reasonably cooperate and diligently pursue alternative exterior signage for Tenant which is reasonably acceptable to Landlord and Tenant, but which would provide Tenant exterior Building exposure generally as shown on EXHIBIT A (subject to (x) above). In the event Tenant's exterior EXHIBIT A signage or alternative exterior signage generally as shown on Exhibit A cannot be installed, Landlord and Tenant will reasonably cooperate and diligently and jointly pursue and share equally the expenses incurred by Landlord and Tenant for alternative exterior signage in the form of a prominent, exterior multi-tenant Building directory, which directory would be (i) installed on the exterior Building wall shown on EXHIBIT A-2, (ii) installed with a uniform font or typeface with no use of color or corporate logos, (iii) if reasonably necessary to separate or delineate the directory names, installed with horizontal splines or similar device between the names and constructed of the same material used for the directory letters, (iv) at Tenant's sole option, with the order of Tenant's name and "Tenant #3" as shown on EXHIBIT A-2 reversed, and (v) otherwise reasonably acceptable to Landlord and Tenant and which would provide Landlord and Tenant exterior Building exposure generally as depicted on EXHIBIT A-2. Tenant shall have the right from time to time to modify such signage to reflect Tenant's prototype logo sign design from time to time using its corporate logo (except in the case of the exterior multi-tenant directory described above) and/or trade name, at Tenant's sole expense, provided that if such prototype sign contains the name of any competitor of Landlord in the retail banking business, then (a) subject to applicable governmental approvals, Tenant's exterior signage would be replaced with a prominent, exterior multi-tenant Building directory as described above which is reasonably acceptable to Landlord and Tenant and which would provide Landlord and Tenant exterior Building exposure generally as depicted on Exhibit A-2, and (b) Tenant's signs located in the lobbies or skyway areas as shown on EXHIBIT A would be removed and then limited to one sign (approximately three and one quarter (3.25) square feet) as shown on EXHIBIT A-1. Landlord will exercise its rights under Article 36 of the Prime Lease so as to provide Tenant the signage permitted Tenant under this Section 26, to the extent consistent with the requirements of the Prime Lease. Landlord will exercise its rights under Section 36.2 of the Prime Lease so as not permit any signage (including, without limitation, any Advertisements) in the Common Areas or on the exterior or Floors 1 or 2 of the Building for any competitor of Tenant in the insurance and securities brokerage, trading or marketing, financial or investment planning or counseling, or venture capital business (other than Tenant, Landlord or Landlord's successor from time to time as the tenant under the Prime Lease), to not permit any signs or Advertisements other than Tenant's on the wall behind Tenant's reception/security desk between the two adjacent elevator bank openings and to not permit any signs or Advertisements in the areas designated for "no signs" on the floor plan included as a part of EXHIBIT A. Except as provided in this Section 26.2, Tenant shall have no right to exterior Building signage or monument signage, except for the existing marble sign at the Building's base along South Eighth Street which Tenant shall have the right to modify from time to time, at its sole expense, provided that Tenant uses its trade name from time to time and the type font and size are as existing on the date of this Sublease. Subject to the provisions of the Prime Lease, Tenant has the exclusive right in its sole discretion to install signage in the elevator lobbies of the Floors of which Tenant is the sole occupant (which, for purposes hereof, shall include Floor 8 of the Building), and, subject to Landlord's approval (which approval shall not be unreasonably withheld or delayed), at the entrance to Tenant's suite(s) on Floors of which Tenant is not the sole occupant. Landlord hereby approves the signage shown on EXHIBIT A, EXHIBIT A-1, and EXHIBIT A-2 attached hereto, as well as other signs existing on or about the Subleased Premises on the date of this Sublease (but not any other signs located on or about the Floors 1 or 2 of the Building which are not shown on EXHIBIT A, EXHIBIT A-1, or EXHIBIT A-2 except for the existing marble sign at the Building's base along South Eighth Street).

          26.3 BUILDING DIRECTORIES. Tenant will be entitled to the signage in the Building directories currently used by Tenant, together with such additional Building directory signage as Tenant shall request from time to time (subject to Landlord's prior approval, which approval shall not be unreasonably withheld or delayed).

          26.4  BUILDING OCCUPANTS. Landlord will exercise its rights under
     Article 38 of the Prime Lease so as not to permit any portion of Floors 1 or 2 of the Building to be used or occupied for any in the insurance or securities brokerage, trading or marketing, financial or investment planning or counseling, or venture capital business (other than Landlord and Tenant).

     27. PARKING. Throughout the Sublease Term, Tenant shall be allocated one hundred forty (140) of the Allocated Spaces in the Parking Garage provided under
Article 11 of the Prime Lease, provided that in the event of any increase or decrease in the Rentable Area of the Subleased Premises following the Commencement Date, the number of Allocated Spaces allocated to Tenant will be adjusted at a rate equal to one (1) parking space for each three thousand five hundred forty-seven (3,547) square feet of Rentable Area in the Subleased Premises (as so increased or decreased). Twenty percent (20%) of the total Allocated Spaces allocated to Tenant from time to time as aforesaid shall be reserved spaces as provided in Section 11.4 of the Prime Lease. Further, if Landlord from time to time is not using any other spaces available to it under the Prime Lease, upon Tenant's request Tenant may use such spaces on an "as available" basis. Tenant (or the holder of the particular parking permit) shall pay directly to Prime Landlord the monetary fees with respect thereto payable pursuant to Article 11 of the Prime Lease, except that the fees with respect to one hundred forty (140) of Tenant's allocated spaces shall be at the rate payable pursuant to the original March 3, 1998 Lease Agreement (without considering any amendments thereto). Tenant's use of the Allocated shall be subject to Article 11 of the Prime Lease, but all permits shall be independent of this Sublease in the same manner as they are independent of the Prime Lease pursuant to Section 11.9 of the Prime Lease. Tenant shall have all rights with respect to its Allocated Spaces as provided with respect to Allocated Spaces under Article 11 of the Prime Lease.

     28. MEMORANDUM OF SUBLEASE. Upon the request of Landlord, or Tenant, Landlord and Tenant shall execute and deliver to each other a memorandum or short form of this Sublease which executed memorandum or short form either party may record in the real property records of Hennepin County, Minnesota. The costs of recording such memorandum or short form shall be paid by the party requesting the same. Such memorandum or short form will be dated as of the date of this Sublease and will disclose the Sublease Term, the Subleased Premises and such other terms and conditions of this Sublease as the parties agree upon.

     29. BROKER'S WARRANTY. Landlord and Tenant warrant and represent that they have dealt with no real estate broker in connection with this Sublease. No other broker is entitled to any commission on account of this Sublease. The party which breaches this warranty will defend, hold harmless and indemnify the other from any loss, damage or expense, including reasonable attorneys' fees, arising from the breach.

     30. AMERICANS WITH DISABILITIES ACT. As between Landlord and Tenant, Tenant shall be responsible for complying with the Americans with Disabilities Act of 1990, as may be amended (the "ADA"), as the ADA pertains to the Subleased Premises, and Landlord shall be responsible for complying with the ADA as the ADA pertains to the remainder of the Prime Lease Premises.

     31. ATTORNEY'S FEES. In the event either party defaults in the performance of any of the terms, conditions, agreements or conditions contained in this Lease and the other party places the enforcement of this Lease, or any part thereof, or the collection of any sums due or to become due hereunder, in the hands of an attorney who files suit upon the same (either by direct action or counterclaim), and should such nondefaulting party prevail in such suit, the defaulting party agrees to pay the other party's reasonable attorney's fees.

     32. ESTOPPEL CERTIFICATE Within ten (10) days after written request therefor by the other, Tenant and/or Landlord will execute and deliver an estoppel or other certificate certifying to such matters as the other party shall reasonably request (if true). The certifying party shall be entitled to revise said certificates in accordance with appropriate practices of parties similarly situated, including limitations to actual knowledge where appropriate. Any such certificate shall act as an estoppel only and shall not constitute an express or implied representation or warranty.

     33. COUNTERPARTS--SIGNATURES. This agreement may be executed in multiple counterparts each of which are deemed to be an original. Electronic or facsimile signatures shall be deemed original signatures if original signatures follow promptly by mail.

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                                       27

     IN WITNESS WHEREOF, the parties hereto have executed this Sublease as of the day and year first above written.

                                        U.S. BANCORP


                                        By /s/ Bradley J. Schmidt
                                           -------------------------------------
                                           Bradley J. Schmidt

                                        Its Senior Vice President


                                        U.S. BANCORP PIPER JAFFRAY INC.


                                        By /s/ Dean M. Nelson
                                           -------------------------------------
                                           Dean M. Nelson

                                        Its Managing Director

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